Exhibit 4.1

STATE OF DELAWARE

CERTIFICATE NO.	NUMBER OF SHARES
1	150,000

JPMORGAN CHASE & CO.

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

Authorized 150,000 Shares of

4.55% Non-Cumulative Preferred Stock, Series JJ, Par Value $1.00 Per Share

This certifies that Computershare Inc., as Depositary, is the owner of 150,000 shares of 4.55% Non-Cumulative Preferred Stock, Series JJ, par value $1.00 per share, of JPMorgan Chase & Co., a Delaware corporation (the “Corporation”), fully paid and non-assessable, transferable only upon the books of the Corporation, in person or by attorney, upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officers this 17th day of March, 2021.

Irene Apotovsky	Stephen B. Grant
Managing Director	Assistant Corporate Secretary

The Corporation will furnish, without charge to each stockholder who so requests, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

FOR VALUE RECEIVED, ____________________________ does hereby sell, assign and transfer unto___________________________________ (________) Shares represented by within Certificate, and does hereby irrevocably constitute and appoint ___________________________________ as its attorney to transfer such Shares on the books and records of the Corporation with full power of substitution in the premises.

Dated: _________________, 20__.

In presence of:	Stockholder:

Name:	Name: